News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                      John Bostjancic
Executive Vice President                   Vice President, Corporate Development
Chief Administrative Officer               and Investor Relations
(609) 936-2481                             (609) 936-2239
jhenneman@Integra-LS.com                   jbostjancic@Integra-LS.com


       Integra LifeSciences Closes its Acquisition of LXU Healthcare, Inc.


Plainsboro, New Jersey / May 08, 2007 / -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has closed its acquisition of LXU Healthcare, Inc. (LXU) for $30.0 million, subject to certain adjustments. LXU employs approximately 140 employees. LXU will be operated as part of Integra's Jarit Surgical Instruments business activities.


LXU, based in West Boylston, Massachusetts, is comprised of 3 distinct businesses:

     o Luxtec - The market-leading manufacturer of fiber optic headlight systems for the medical industry through its Luxtec(R) brand. Luxtec's headlight systems are used by over 50,000 surgeons worldwide and are the vision systems of choice for training in hospitals and medical schools. A surgical headlight system consists of three main components: a light source or generator, a flexible fiber optic cable, and a surgical headlight. Luxtec's flagship products include the UltraLite(R) and UltraLux(R) Xenon fiber optic surgical headlights. These ergonomic and lightweight headlights aim a bright, white light in line with the surgeon's visual focus providing better direct illumination of the surgical site. The Luxtec products are manufactured in a 31,000 square foot leased facility located in West Boylston.

     o LXU Medical - A leading specialty surgical products distributor with a technically proficient sales force calling on surgeons and key clinical decision makers, covering 18,000 operating rooms in the southeastern, midwestern and mid-Atlantic United States. LXU Medical is the exclusive distributor of the Luxtec fiber optic headlight systems in these territories.

     o Bimeco - A critical care products distributor with direct sales coverage in the southeastern US.

This acquisition offers a number of strategic benefits to Integra LifeSciences:

     o The Luxtec brand of surgical headlight systems provides the Jarit sales organization with increased exposure and growth opportunities in the hospital and ambulatory surgery center market. Approximately 40% of Luxtec products are used by cardiovascular surgeons, 20% by general surgeons, 10% by neurosurgeons and 7% each by ENT and orthopedic surgeons.

     o Provides Integra with increased access to specialty surgeons and allows us to position Jarit's growing lines of specialty surgical instrumentation directly to the end-user. Additionally, the combination of Luxtec light sources and Jarit(R) surgical retraction systems provide our customers with outstanding operative-site illumination and visibility.

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     o   Increases Integra's global product offering and international market presence with the addition of proprietary light source systems used regularly by specialty surgeons around the world.

     o Adds a technically proficient sales force that serves the southeastern, midwestern and mid-Atlantic United States with specialized, distributed medical products covering over 18,000 operating rooms.

     o Increases Integra's global, market leading neurosurgery product offering with the addition of proprietary light source systems used regularly by neurosurgeons.

     o Enhances the efficiencies of Integra's global infrastructure and distribution network through economies of scale and cost synergies.

"This acquisition represents an excellent strategic fit for Integra LifeSciences. It provides significant growth opportunities for the Jarit and LXU Medical sales teams by leveraging our combined strength and exposure of leading brand names within the surgical community ," said Stuart M. Essig, Integra's President and Chief Executive Officer.

Luxtec sells its products in 60 countries using a network of independent distributors in the United States and internationally. Many Luxtec distributors already sell Jarit(R) surgical instrument products.

"The Luxtec headlight systems also strengthen Integra's product offering in general surgery, providing an exceptional complement to the portfolio of products already offered by our Jarit sales organization," Mr. Essig added. "We have great respect for the LXU management team who have built the Luxtec and specialty distribution business and look forward to joining forces as we expand our presence into various surgical disciplines with clinically relevant products and services."

"The Luxtec surgical headlight system is a necessary and well-regarded product-line" adds Rob Rogowski, President of Jarit Surgical Instruments. "It provides us with a unique entree to specialty surgeons, allowing us to highlight Jarit's growing lines of surgical instrumentation directly to the end-user. Also, there exists a natural opportunity to combine Luxtec light sources with Jarit(R) surgical retraction systems to provide our customers with a comprehensive and compatible package of operative-site illumination."

"We are delighted to join Integra and look forward to working with the Integra team to contribute to our companies' mutual growth," said Joe Potenza, President and Chief Executive Officer of LXU Healthcare.

Integra expects to provide detailed guidance regarding the financial aspects of the transaction, including the impact of purchase accounting, and its expected impact on Integra's future financial results on its first quarter 2007 earnings conference call scheduled for May 9, 2007.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra's headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).


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This news release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for the strategic benefits that this acquisition will provide to Integra. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate the LXU business into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation